Ameriprise Financial, Inc. Minneapolis, MN NYSE: AMP July 26, 2022

Ameriprise Financial Reports
Second Quarter 2022 Results

Earnings Per Diluted Share		Return on Equity, ex AOCI (1)
	Q2 2022		Q2 2022
GAAP	$6.61	GAAP	57.0%
Adjusted Operating	$5.81	Adjusted Operating	48.8%

•Second quarter adjusted operating earnings per diluted share was $5.81, up 10 percent from $5.27 in the prior year reflecting strong business performance in a challenging market environment.	Perspective from Jim Cracchiolo, Chairman and Chief Executive Officer

“Ameriprise delivered a solid quarter in a more challenging operating environment. We’re focused on clients’ comprehensive needs and executing our key priorities.

“In Wealth Management, we’re generating good organic growth and results remain strong, with excellent client and advisor engagement around our advice value proposition.

“In addition, we had important contributions from our interest rate sensitive businesses, including Ameriprise Bank. These interest rate benefits helped to partially offset equity market-related pressure in Asset Management.

“Our capital strength and expense discipline are important differentiators for Ameriprise and help us consistently deliver shareholder value. Our firm generates strong free cash flow across market cycles that we reinvest in the business and return to shareholders at an attractive rate. In fact, we are on track to return approximately 90% of capital to shareholders again this year.

“As I look forward, Ameriprise is well positioned to continue to navigate equity market headwinds and benefit from a rising interest rate environment.”

•Second quarter GAAP net income per diluted share was $6.61, versus $4.88 a year ago, driven by strong business performance and lower market impact on derivatives.
•Adjusted operating net revenue was $3.5 billion, a 3 percent increase, as market depreciation and elevated volatility in the quarter were more than offset by business growth and higher interest earnings.

•Assets under management and administration were $1.2 trillion, as market depreciation more than offset net inflows.
•Long-term investment performance at Columbia Threadneedle Investments remains excellent with 144 funds with 4- and 5-star Morningstar ratings and more than 75 percent of funds above median on an asset-weighted basis over 3-, 5- and 10-year time periods.

•The company returned $600 million of capital to shareholders in the quarter and remains on track to return 90 percent of operating earnings to shareholders during the year.
•The integration of the BMO EMEA acquisition is proceeding as planned and the company completed the rebranding of BMO strategies to Columbia Threadneedle.

(1) Return on equity excluding AOCI is calculated on a trailing 12-month basis.

Ameriprise Financial, Inc.
Second Quarter Summary
	Quarter Ended June 30,		% Over/ (Under)
(in millions, except per share amounts, unaudited)	2022	2021
GAAP net income	$756	$591	28%
Adjusted operating earnings (see reconciliation on p. 24)	$665	$639	4%

GAAP net income per diluted share	$6.61	$4.88	35%
Adjusted operating earnings per diluted share (see reconciliation on p. 24)	$5.81	$5.27	10%

GAAP Return on Equity, ex. AOCI	57.0%	19.5%
Adjusted Operating Return on Equity, ex. AOCI	48.8%	37.5%

Weighted average common shares outstanding:
Basic	112.3	118.4
Diluted	114.4	121.2

Current quarter GAAP results included $14 million of integration costs from the acquisition of BMO EMEA. GAAP results in the prior year quarter were negatively impacted by market changes that affected the valuation of derivatives.

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Adjusted Operating Results
	Quarter Ended June 30,		% Over/ (Under)
(in millions, unaudited)	2022	2021
Net revenues	$2,056	$1,980	4%
Distribution expenses	1,185	1,194	1%
G&A / other expense	379	363	(4)%
Pretax adjusted operating earnings	$492	$423	16%

Pretax adjusted operating margin	23.9%	21.4%	250 bps

	Quarter Ended June 30,		% Over/ (Under)
(in billions, unless otherwise noted)	2022	2021
Total client assets	$735	$807	(9)%
Total client net flows (1)	$8.6	$9.5	(10)%
Wrap net flows (1)	$6.2	$10.0	(39)%
AWM cash balance	$47.4	$39.2	21%
Average gross yield on cash balances (in bps)	130	63
Adjusted operating net revenue per advisor (TTM in thousands)	$814	$731	11%

(1) See definition on page 12.

Advice & Wealth Management adjusted operating net revenue grew 4 percent and pretax adjusted operating earnings increased 16 percent as client net inflows and higher interest rates more than offset lower transactional activity and market depreciation. Higher cash balances benefited from the initial lift from rising interest rates, which is expected to build more meaningfully over time. Pretax adjusted operating margin was 23.9 percent, up 250 basis points, reflecting our strategic focus on profitable growth, as well as the initial benefit to revenues from higher interest rates.

Distribution expenses declined 1 percent as market depreciation more than offset organic growth. General and administrative and other expense increased 4 percent, primarily from higher volume-related expense over the past year.

Total client assets declined 9 percent to $735 billion reflecting 15 percent market depreciation, which was partially offset by client inflows. Total client net flows were $8.6 billion in the quarter, a strong result in the face of volatile markets. Organic growth remained solid despite market dislocation and was driven by increased new client acquisition, continued experienced advisor recruiting and deepening relationships from existing clients. Wrap flows declined to $6.2 billion and transactional activity was 10 percent lower as clients remained defensively positioned and held higher cash balances. Cash balances increased 21 percent to $47.4 billion, which represents a significant revenue tailwind as interest rates rise, as well as an opportunity for clients to put cash back to work in the future when volatility subsides.

Adjusted operating net revenue per advisor on a trailing 12-month basis was $814,000, up 11 percent, from enhanced productivity and business growth. Total advisors increased 2 percent to 10,245, reflecting excellent advisor retention, as well as the addition of 99 experienced advisors in the quarter.

Ameriprise Financial, Inc.
Asset Management Segment Adjusted Operating Results
	Quarter Ended June 30,		% Over/ (Under)
(in millions, unaudited)	2022	2021
Net revenues	$881	$879	-
Distribution expenses	252	282	11%
G&A / other expenses	407	344	(18)%
Pretax adjusted operating earnings	$222	$253	(12)%

Net pretax adjusted operating margin (1)	38.5%	45.4%

	Quarter Ended June 30,		% Over/ (Under)
(in billions)	2022	2021
Total segment AUM	$598	$593	1%

Net Flows
Global Retail net flows	$(5.8)	$4.2	NM
Global Institutional net flows, ex. legacy insurance partners flows	3.9	3.9	4%
Legacy insurance partners flows	(1.2)	(1.4)	10%
Total segment net flows	$(3.1)	$6.7	NM

Model delivery AUA Flows (2)	$0.4	$0.9	(52)%

(1) See reconciliation on page 13.
(2) Estimated based on the period to period change in assets less calculated performance based on strategy returns on a one-quarter lag.
NM Not Meaningful - variance equal to or greater than 100%

Asset Management pretax adjusted operating earnings declined 12 percent to $222 million as a result of the negative impact from equity and bond market depreciation and foreign exchange rates. Adjusted operating revenues were $881 million, unchanged from the prior year, as the addition of the BMO business was offset by the negative impacts associated with market depreciation and net outflows. Net pretax adjusted operating margin was 38.5 percent.

Distribution expenses decreased 11 percent primarily from market depreciation. General and administrative and other expenses grew 18 percent, driven by the addition of the BMO business partially offset by continued expense discipline and foreign exchange. Excluding the BMO business, general and administrative expenses declined 6 percent.

Total assets under management increased 1 percent to $598 billion from the addition of the BMO business offset by market depreciation and foreign exchange translation. Long term investment performance remained strong with more than 75 percent of funds above median on an asset-weighted basis over 3-, 5- and 10-year time periods across equity, fixed income and asset allocation strategies.

In the quarter, net outflows were $3.1 billion and included $1.2 billion of outflows related to legacy insurance partners. Institutional flows remained strong and partially offset elevated retail outflows in the quarter.
•Retail net outflows were $5.8 billion. In North America, there were outflows in equity and fixed income strategies from market volatility. In EMEA, outflows persisted as investor sentiment remains weak from higher interest rates and geopolitical strain.
•Global institutional net inflows were $3.9 billion primarily from fixed income and liability-driven investing mandates.

Ameriprise Financial, Inc.
Retirement & Protection Solutions Segment Adjusted Operating Results
	Quarter Ended June 30,		% Over/ (Under)
(in millions, unaudited)	2022	2021
Net revenues	$760	$808	(6)%
Expenses	581	626	7%
Pretax adjusted operating earnings	$179	$182	(2)%

Retirement & Protection Solutions pretax adjusted operating earnings were $179 million, down 2 percent from last year, primarily from market depreciation. Overall claims remain within expected ranges.

Retirement & Protection Solutions sales decreased 29 percent to $1.2 billion, primarily from volatile markets and management actions to optimize our business mix.
•Protection sales decreased 23 percent to $65 million related to market volatility. The bulk of sales remain in higher-margin accumulation VUL products.
•Variable annuity sales decreased 29 percent to $1.1 billion reflecting the industry slowdown due to market dislocation in the quarter, as well as the discontinuation of sales with living benefit riders announced at year-end, which was completed in June. Sales of structured variable annuities increased 3 percent compared to a year ago.

Ameriprise Financial, Inc.
Corporate & Other Segment Adjusted Operating Results
	Quarter Ended June 30,		% Over/ (Under)
(in millions, unaudited)	2022	2021
Corporate & Other, excluding Closed Blocks	$(48)	$(74)	35%
Closed Blocks (1)	(5)	(3)	(67)%
Pretax adjusted operating earnings	$(53)	$(77)	31%

Long Term Care	$(1)	$3	NM
Fixed Annuities	(4)	(6)	33%
Closed Blocks pretax adjusted operating earnings	$(5)	$(3)	(67)%

(1) Long Term Care and Fixed Annuities.
NM Not Meaningful - variance equal to or greater than 100%

Total Corporate & Other pretax adjusted operating loss was $53 million.

Corporate & Other, excluding Closed Blocks, pretax adjusted operating loss was $48 million, benefiting from lower compensation expense related to Ameriprise share price depreciation. Results in the prior year period included $7 million of affordable housing impairments.

Long Term Care pretax adjusted operating loss was in line with expectations at $1 million.

Fixed Annuities pretax adjusted operating loss was in line with expectations at $4 million.

Taxes
The operating effective tax rate increased to 20.8 percent for the second quarter and 19.0 percent on a year-to-date basis. In the second half of the year, the effective tax rate is expected to be in the 20 to 21 percent range with an expected full year operating effective tax rate of approximately 20 percent.

Contacts

Investor Relations: Media Relations:

Alicia A. Charity Paul W. Johnson
Ameriprise Financial Ameriprise Financial
(612) 671-2080 (612) 671-0625
alicia.a.charity@ampf.com paul.w.johnson@ampf.com

Stephanie M. Rabe
Ameriprise Financial
(612) 671-4085
stephanie.m.rabe@ampf.com

About Ameriprise Financial

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 125 years. With extensive advisory, asset management and insurance capabilities and a nationwide network of over 10,000 financial advisors, we have the strength and expertise to serve the full range of individual and institutional investors' financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com.

Ameriprise Financial Services, LLC offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited, Columbia Threadneedle Asset Managers Limited, Columbia Threadneedle (EM) Investments Limited, and Pyrford International Ltd, are SEC- and FCA-registered investment adviser affiliates of Columbia Management Investment Advisers, LLC based in the U.K. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Non-GAAP Financial Measures

The company believes the presentation of adjusted operating earnings and other non-GAAP financial measures, and the corresponding ratios, best represents the underlying performance of our core operations and facilitates a more meaningful trend analysis without the distortion of various adjustment items. Management uses non-GAAP financial measures to evaluate our financial performance on a basis comparable to that used by some securities analysts and investors and to provide a valuable perspective for investors. These non-GAAP financial measures are taken into consideration, to varying degrees, for purposes of business planning and analysis and for certain compensation-related matters. Non-GAAP financial measures are intended to supplement investors’ understanding of our performance and should not be considered alternatives for financial measures presented in accordance with GAAP. These measures are discussed in more detail below and may not be comparable to other companies’ similarly titled non-GAAP financial measures. Non-GAAP financial measure reconciliations can be found on the subsequent pages.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:
•statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;
•other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets;
•statements estimating the expected second half of the year and full year operating effective tax rate and

•statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on track,” “project,” ”continue,” “able to remain”, “resume,” “deliver,” “develop,” “evolve,” “drive,” ”enable,” “flexibility,” “commitment,” “scenario,” “case,” “appear,” “expands” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management cautions readers to carefully consider the risks described in the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021 available at ir.ameriprise.com. Management undertakes no obligation to update publicly or revise any forward-looking statements.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Form 10-Q for the period ended June 30, 2022.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Ameriprise Financial, Inc.
Consolidated GAAP Results
(in millions, except per share amounts, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)
Revenues
Management and financial advice fees	$2,277	$2,251	1%	$2,459	(7)%
Distribution fees	458	452	1%	446	3%
Net investment income	287	278	3%	261	10%
Premiums, policy and contract charges	365	364	-	368	(1)%
Other revenues	124	75	65%	123	1%
Total revenues	3,511	3,420	3%	3,657	(4)%
Banking and deposit interest expense	3	2	(50)%	2	(50)%
Total net revenues	3,508	3,418	3%	3,655	(4)%
Expenses
Distribution expenses	1,236	1,233	-	1,297	5%
Interest credited to fixed accounts	145	124	(17)%	141	(3)%
Benefits, claims, losses and settlement expenses	82	404	80%	211	61%
Amortization of deferred acquisition costs	152	63	NM	96	(58)%
Interest and debt expense	44	43	(2)%	40	(10)%
General and administrative expense	894	830	(8)%	947	6%
Total expenses	2,553	2,697	5%	2,732	7%
Pretax income	955	721	32%	923	3%
Income tax provision	199	130	(53)%	162	(23)%
Net income	$756	$591	28%	$761	(1)%

Earnings per share
Basic earnings per share	$6.73	$4.99		$6.69
Earnings per diluted share	$6.61	$4.88		$6.55

Weighted average common shares outstanding
Basic	112.3	118.4		113.7
Diluted	114.4	121.2		116.2

NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Consolidated Highlights and Capital Summary
(in millions unless otherwise noted, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

Assets Under Management and Administration
Advice & Wealth Management AUM	$396,303	$426,500	(7)%	$443,521	(11)%
Asset Management AUM	598,150	593,366	1%	698,607	(14)%
Corporate AUM	165	100	65%	146	13%
Eliminations	(37,453)	(42,025)	11%	(42,032)	11%
Total Assets Under Management	957,165	977,941	(2)%	1,100,242	(13)%
Total Assets Under Administration	212,944	233,334	(9)%	238,879	(11)%
Total AUM and AUA	$1,170,109	$1,211,275	(3)%	$1,339,121	(13)%

S&P 500
Daily average	4,110	4,182	(2)%	4,467	(8)%
Period end	3,785	4,298	(12)%	4,530	(16)%

Weighted Equity Index (WEI) (1)
Daily average	2,707	2,858	(5)%	2,953	(8)%
Period end	2,491	2,921	(15)%	2,979	(16)%

Common shares
Beginning balance	110.1	116.0	(5)%	110.9	(1)%
Repurchases	(1.8)	(1.7)	(6)%	(1.4)	(29)%
Issuances	0.1	0.2	(50)%	1.2	(92)%
Other	—	(0.2)	NM	(0.6)	NM
Total common shares outstanding	108.4	114.3	(5)%	110.1	(2)%
Restricted stock units	2.8	3.1	(10)%	2.9	(3)%
Total basic common shares outstanding	111.2	117.4	(5)%	113.0	(2)%
Total potentially dilutive shares	2.1	2.7	(22)%	2.3	(9)%
Total diluted shares	113.3	120.1	(6)%	115.3	(2)%

Capital Returned to Shareholders
Dividends paid	$142	$135	5%	$133	7%
Common stock share repurchases	458	450	2%	429	7%
Total Capital Returned to Shareholders	$600	$585	3%	$562	7%

(1) Weighted Equity Index is an Ameriprise calculated proxy for equity market movements calculated using a weighted average of the S&P 500, Russell 2000, Russell Midcap and MSCI EAFE indices based on North America distributed equity assets.

NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Adjusted Operating Results
(in millions, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

Revenues
Management and financial advice fees:
Advisory fees	$1,144	$1,113	3%	$1,191	(4)%
Financial planning fees	99	93	6%	97	2%
Transaction and other fees	97	93	4%	92	5%
Total management and financial advice fees	1,340	1,299	3%	1,380	(3)%
Distribution fees:
Mutual funds	186	212	(12)%	204	(9)%
Insurance and annuity	216	252	(14)%	221	(2)%
Off-Balance sheet brokerage cash (1)	54	15	NM	16	NM
Other products	86	83	4%	88	(2)%
Total distribution fees	542	562	(4)%	529	2%
Net investment income	120	63	90%	78	54%
Other revenues	57	58	(2)%	57	-
Total revenues	2,059	1,982	4%	2,044	1%
Banking and deposit interest expense	3	2	(50)%	2	(50)%
Adjusted operating total net revenues	2,056	1,980	4%	2,042	1%

Expenses
Distribution expenses	1,185	1,194	1%	1,232	4%
Interest and debt expense	3	2	(50)%	2	(50)%
General and administrative expense	376	361	(4)%	368	(2)%
Adjusted operating expenses	1,564	1,557	-	1,602	2%
Pretax adjusted operating earnings	$492	$423	16%	$440	12%

Pretax adjusted operating margin	23.9%	21.4%		21.5%

(1) Prior to Q1 2022, Off-Balance sheet brokerage cash was included in Other products. Prior periods have been restated.
NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Metrics
(in millions unless otherwise noted, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

AWM Total Client Assets	$735,462	$807,335	(9)%	$823,367	(11)%

Total Client Flows (1)	$8,572	$9,530	(10)%	$10,405	(18)%

Total Wrap Accounts
Beginning assets	$447,046	$399,817	12%	$464,688	(4)%
Net flows	6,159	10,024	(39)%	8,677	(29)%
Market appreciation (depreciation) and other	(53,918)	20,162	NM	(26,319)	NM
Total wrap ending assets	$399,287	$430,003	(7)%	$447,046	(11)%

Advisory wrap account assets ending balance (2)	$395,054	$425,200	(7)%	$442,145	(11)%

Brokerage Cash & Certificates Balances
On-balance sheet (Net Investment Income)
On-balance sheet - broker dealer	$3,542	$3,383	5%	$3,633	(3)%
On-balance sheet - bank	15,520	8,671	79%	13,220	17%
On-balance sheet - certificate	5,284	5,749	(8)%	5,197	2%
Total on-balance sheet	$24,346	$17,803	37%	$22,050	10%
Off-balance sheet (Distribution Fees)
Off-balance sheet - broker dealer	$23,102	$21,391	8%	$23,625	(2)%
Total brokerage cash & certificates balances	$47,448	$39,194	21%	$45,675	4%

Gross Fee Yield
On-balance sheet - broker dealer	0.49%	0.05%		0.06%
On-balance sheet - bank (3)	2.00%	1.28%		1.40%
On-balance sheet - certificates	1.53%	1.13%		1.05%
Off-balance sheet - broker dealer	0.90%	0.27%		0.28%

Weighted Average Gross Fee Yield (3)	1.30%	0.63%		0.69%

Financial Advisors
Employee advisors	2,096	2,104	-	2,088	-
Franchisee advisors	8,149	7,943	3%	8,061	1%
Total financial advisors	10,245	10,047	2%	10,149	1%

Advisor Retention
Employee	92.3%	91.4%		92.0%
Franchisee	94.4%	94.1%		94.1%

(1) Total client flows represent inflows of client cash and securities less client outflows. Inflows include dividends and interest; outflows include fees. Excludes short-term and long-term capital gain distributions.

(2) Advisory wrap account assets represent those assets for which clients receive advisory services and are the primary driver of revenue earned on wrap accounts. Clients may hold non-advisory investments in their wrap accounts that do not incur an advisory fee.

(3) As of Q4 2021, the Gross Fee Yield for prior periods have been restated.
NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Asset Management Segment Adjusted Operating Results
(in millions, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

Revenues
Management and financial advice fees:
Asset management fees:
Retail	$543	$567	(4)%	$644	(16)%
Institutional	173	131	32%	195	(11)%
Transaction and other fees	54	56	(4)%	55	(2)%
Revenue from other sources (1)	7	4	75%	4	75%
Total management and financial advice fees	777	758	3%	898	(13)%
Distribution fees:
Mutual funds	58	69	(16)%	65	(11)%
Insurance and annuity	42	49	(14)%	46	(9)%
Total distribution fees	100	118	(15)%	111	(10)%
Net investment income	—	2	NM	4	NM
Other revenues	4	1	NM	4	-
Total revenues	881	879	-	1,017	(13)%
Banking and deposit interest expense	—	—	-	—	-
Adjusted operating total net revenues	881	879	-	1,017	(13)%

Expenses
Distribution expenses	252	282	11%	277	9%
Amortization of deferred acquisition costs	3	3	-	3	-
Interest and debt expense	1	1	-	1	-
General and administrative expense	403	340	(19)%	451	11%
Adjusted operating expenses	659	626	(5)%	732	10%
Pretax adjusted operating earnings	$222	$253	(12)%	$285	(22)%

Net Pretax Adjusted Operating Margin Reconciliation
Adjusted operating total net revenues	$881	$879	-	$1,017	(13)%
Distribution pass thru revenues	(200)	(225)	11%	(221)	10%
Subadvisory and other pass thru revenues	(91)	(94)	3%	(104)	13%
Net adjusted operating revenues	$590	$560	5%	$692	(15)%

Pretax adjusted operating earnings	$222	$253	(12)%	$285	(22)%
Adjusted operating net investment income	—	(2)	NM	(4)	NM
Amortization of intangibles	5	3	67%	6	(17)%
Net adjusted operating earnings	$227	$254	(11)%	$287	(21)%

Pretax adjusted operating margin	25.2%	28.8%		28.0%
Net pretax adjusted operating margin (2)	38.5%	45.4%		41.5%

Performance fees (3)
Performance fees	$5	$3	67%	$54	(91)%
General and administrative expense related to performance fees	2	—	-	33	94%
Net performance fees	$3	$3	-	$21	(86)%

(1) Includes revenue from separate accounts that qualify as investment contracts under insurance accounting standards.
(2) Calculated as net adjusted operating earnings as a percentage of net adjusted operating revenues.
(3) Performance fees do not include CLO incentive fees.
NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Asset Management Segment Operating Metrics
(in millions, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

Managed Assets Rollforward
Global Retail Funds
Beginning assets	$379,985	$340,270	12%	$409,369	(7)%
Inflows	15,572	19,371	(20)%	21,788	(29)%
Outflows	(23,725)	(17,075)	(39)%	(23,237)	(2)%
Net VP/VIT fund flows	(1,043)	(967)	(8)%	(1,079)	3%
Net new flows (1)	(9,196)	1,329	NM	(2,528)	NM
Reinvested dividends	3,403	2,874	18%	663	NM
Net flows	(5,793)	4,203	NM	(1,865)	NM
Distributions	(3,812)	(3,375)	(13)%	(839)	NM
Market appreciation (depreciation) and other	(43,104)	18,113	NM	(25,818)	(67)%
Foreign currency translation (2)	(4,338)	265	NM	(862)	NM
Total ending assets	322,938	359,476	(10)%	379,985	(15)%
% of total retail assets sub-advised	14.9%	15.9%		14.6%

Global Institutional
Beginning assets	318,622	223,861	42%	344,687	(8)%
Inflows (3)	16,108	9,320	73%	12,739	26%
Outflows (3)	(13,365)	(6,853)	(95)%	(11,560)	(16)%
Net flows (1)	2,743	2,467	11%	1,179	NM
Market appreciation (depreciation) and other (4)	(36,473)	7,125	NM	(21,642)	(69)%
Foreign currency translation (2)	(9,680)	437	NM	(5,602)	(73)%
Total ending assets	275,212	233,890	18%	318,622	(14)%

Total managed assets	$598,150	$593,366	1%	$698,607	(14)%

Total net flows	$(3,050)	$6,670	NM	$(686)	NM

Legacy insurance partners flows	$(1,212)	$(1,353)	10%	$(672)	(80)%

Total Assets Under Advisement (5)	$26,481	$18,036	47%	$27,367	(3)%
Model delivery AUA flows (6) (7)	$441	$912	(52)%	$4,816	(91)%

(1) Q1 2022 net flows included $2,649 ($2,550 retail and $99 institutional) from the US asset transfer from the BMO acquisition.
(2) Amounts represent local currency to US dollar translation for reporting purposes.
(3) Global Institutional inflows and outflows include net flows from our RiverSource Structured Annuity product and Ameriprise Bank, FSB.
(4) Included in Market appreciation (depreciation) and other for Global Institutional is the change in affiliated general account balance excluding net flows related to our Structured Annuity product and Ameriprise Bank, FSB.

(5) Assets are presented on a one-quarter lag.
(6) Estimated flows based on the period to period change in assets less calculated performance based on strategy returns on a one-quarter lag.
(7) Q1 2022 model delivery AUA flows included $4,447 from the BMO US asset transfer.
NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Asset Management Segment Operating Metrics
(in millions, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

Total Managed Assets by Type (1)
Equity	$306,044	$339,032	(10)%	$367,083	(17)%
Fixed income	216,445	202,457	7%	256,513	(16)%
Money market	19,334	5,484	NM	12,902	50%
Alternative	38,370	23,289	65%	40,221	(5)%
Hybrid and other	17,957	23,104	(22)%	21,888	(18)%
Total managed assets by type	$598,150	$593,366	1%	$698,607	(14)%

Average Managed Assets by Type (1) (2)
Equity	$336,754	$330,801	2%	$379,614	(11)%
Fixed income	235,580	199,545	18%	267,154	(12)%
Money market	16,489	5,823	NM	11,818	40%
Alternative	39,395	23,091	71%	40,079	(2)%
Hybrid and other	19,476	22,570	(14)%	22,528	(14)%
Total average managed assets by type	$647,694	$581,830	11%	$721,193	(10)%

(1) In Q4 2021, the definition of Alternative AUM was changed to now include real estate, CLOs, private equity, hedge funds (direct and funds of funds), infrastructure and commodities. Prior periods have been restated to reflect this change.

(2) Average ending balances are calculated using the average of the prior period’s ending balance and all months in the current period.
NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Asset Management Segment Performance Metrics
	2 Qtr 2022

Retail Fund Rankings in Top 2 Quartiles or Above Index Benchmark - Asset Weighted	1 year	3 year	5 year	10 year
Equity	50%	76%	76%	89%
Fixed Income	35%	82%	73%	91%
Asset Allocation	53%	60%	72%	90%

4- or 5-star Morningstar rated funds	Overall	3 year	5 year	10 year
Number of Rated Funds	144	107	93	106
Percent of Rated Assets	66%	56%	52%	63%

Retail Fund performance rankings for each fund are measured on a consistent basis against the most appropriate peer group or index. Peer groupings of Columbia funds are defined by Lipper category and are based on the Primary Share Class (i.e. Institutional if available, otherwise Advisor or Instl3 share class), net of fees. Peer groupings of Threadneedle and legacy BMO funds are defined by either IA or Morningstar index, and are based on the highest-rated share class. Comparisons to Index are measured Gross of Fees.

To calculate asset weighted performance, the sum of the total assets of the funds with above median ranking are divided by total assets of all funds. Funds with more assets will receive a greater share of the total percentage above or below median.

Aggregated Asset Allocation Funds may include funds that invest in other Columbia or Threadneedle branded mutual funds included in both equity and fixed income.

Morningstar as of 06/30/22. Columbia funds are available for purchase by U.S. customers. Out of 104 Columbia funds rated (based on primary share class), 18 received a 5-star Overall Rating and 41 received a 4-star Overall Rating. Out of 92 Threadneedle funds rated (based on highest-rated chare class), 13 received a 5-star Overall Rating and 39 received a 4-star Overall Rating. Out of 63 BMO funds rated (based on highest-rated share class), 6 received a 5-star Overall Rating and 27 received a 4-star Overall Rating. The Overall Morningstar Rating is derived from a weighted average of the performance figures associated with its 3-, 5- and 10-year (if applicable) Morningstar Rating metrics. Not all funds are available in all jurisdictions, to all investors or through all firms.

© 2022 Morningstar. All rights reserved. The Morningstar information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.

Ameriprise Financial, Inc.
Retirement & Protection Solutions Segment Adjusted Operating Results
(in millions, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

Revenues
Management and financial advice fees	$197	$234	(16)%	$218	(10)%
Distribution fees	106	122	(13)%	112	(5)%
Net investment income	124	127	(2)%	114	9%
Premiums, policy and contract charges	329	325	1%	325	1%
Other revenues	4	—	-	3	33%
Total revenues	760	808	(6)%	772	(2)%
Banking and deposit interest expense	—	—	-	—	-
Adjusted operating total net revenues	760	808	(6)%	772	(2)%

Expenses
Distribution expenses	115	134	14%	119	3%
Interest credited to fixed accounts	96	98	2%	96	-
Benefits, claims, losses and settlement expenses	233	241	3%	230	(1)%
Amortization of deferred acquisition costs	54	70	23%	53	(2)%
Interest and debt expense	9	9	-	9	-
General and administrative expense	74	74	-	74	-
Adjusted operating expenses	581	626	7%	581	-
Pretax adjusted operating earnings	$179	$182	(2)%	$191	(6)%

Ameriprise Financial, Inc.
Retirement & Protection Solutions Segment Operating Metrics
(in millions, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

Variable Annuities Rollforwards
Beginning balance	$85,759	$86,964	(1)%	$92,292	(7)%
Deposit	1,126	1,597	(29)%	1,046	8%
Withdrawals and terminations	(1,514)	(1,946)	22%	(1,678)	10%
Net flows	(388)	(349)	(11)%	(632)	39%
Investment performance and interest credited	(9,684)	3,879	NM	(5,901)	(64)%
Total ending balance - contract accumulation values	$75,687	$90,494	(16)%	$85,759	(12)%

Variable annuities fixed sub-accounts	$4,931	$5,052	(2)%	$4,951	-

Life Insurance In Force	$198,546	$196,794	1%	$198,674	-

Net Amount at Risk (Life)	$39,017	$37,465	4%	$38,290	2%

Net Policyholder Reserves
VUL/UL	$13,140	$14,593	(10)%	$14,419	(9)%
Term and whole life	162	171	(5)%	163	(1)%
Disability insurance	476	494	(4)%	478	-
Other insurance	584	629	(7)%	596	(2)%
Total net policyholder reserves	$14,362	$15,887	(10)%	$15,656	(8)%

DAC Ending Balances
Variable Annuities DAC	$1,864	$1,799	4%	$1,914	(3)%
Life and Health DAC	$1,055	$799	32%	$955	10%

NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Corporate Segment Adjusted Operating Results and Metrics
(in millions, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

Corporate Excluding Long Term Care and Fixed Annuities Adjusted Operating Income Statements
Revenues
Management and financial advice fees	$—	$—	-	$—	-
Distribution fees	—	—	-	—	-
Net investment income	(6)	(20)	70%	(11)	45%
Premiums, policy and contract charges	—	1	NM	—	-
Other revenues	(1)	3	NM	2	NM
Total revenues	(7)	(16)	56%	(9)	22%
Banking and deposit interest expense	—	1	NM	—	-
Adjusted operating total net revenues	(7)	(17)	59%	(9)	22%

Expenses
Distribution expenses	—	—	-	—	-
Interest credited to fixed accounts	—	—	-	—	-
Benefits, claims, losses and settlement expenses	—	—	-	—	-
Amortization of deferred acquisition costs	—	—	-	—	-
Interest and debt expense	13	9	(44)%	13	-
General and administrative expense	28	48	42%	50	44%
Adjusted operating expenses	41	57	28%	63	35%
Pretax adjusted operating earnings (loss)	$(48)	$(74)	35%	$(72)	33%

NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Corporate Segment Adjusted Operating Results and Metrics
(in millions, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

Long Term Care Adjusted Operating Income Statements
Revenues
Management and financial advice fees	$—	$—	-	$—	-
Distribution fees	—	—	-	—	-
Net investment income	37	38	(3)%	36	3%
Premiums, policy and contract charges	24	24	-	23	4%
Other revenues	—	—	-	—	-
Total revenues	61	62	(2)%	59	3%
Banking and deposit interest expense	—	—	-	—	-
Adjusted operating total net revenues	61	62	(2)%	59	3%

Expenses
Distribution expenses	(4)	(3)	33%	(2)	NM
Interest credited to fixed accounts	—	—	-	—	-
Benefits, claims, losses and settlement expenses	57	52	(10)%	52	(10)%
Amortization of deferred acquisition costs	—	—	-	—	-
Interest and debt expense	2	2	-	3	33%
General and administrative expense	7	8	13%	5	(40)%
Adjusted operating expenses	62	59	(5)%	58	(7)%
Pretax adjusted operating earnings (loss)	$(1)	$3	NM	$1	NM

Long Term Care Policyholder Reserves, net of reinsurance (1)
Active Life Reserves	$2,122	$2,514	(16)%	$2,291	(7)%
Disabled Life Reserves	593	548	8%	578	3%
Total long term care policyholder reserves, net of reinsurance	$2,715	$3,062	(11)%	$2,869	(5)%

(1) SFAS 115 requires GAAP reserves to include all unrealized gains on available for sale securities in the portfolio to be reported as if they were realized on the last day of the accounting period with all financial impacts flowing through other comprehensive income.

NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Corporate Segment Adjusted Operating Results and Metrics
(in millions, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

Fixed Annuities Adjusted Operating Income Statements
Revenues
Management and financial advice fees	$—	$—	-	$—	-
Distribution fees	—	—	-	—	-
Net investment income	8	61	(87)%	8	-
Premiums, policy and contract charges	—	—	-	1	NM
Other revenues	57	13	NM	57	-
Total revenues	65	74	(12)%	66	(2)%
Banking and deposit interest expense	—	—	-	—	-
Adjusted operating total net revenues	65	74	(12)%	66	(2)%

Expenses
Distribution expenses	1	1	-	1	-
Interest credited to fixed accounts	60	62	3%	61	2%
Benefits, claims, losses and settlement expenses	2	2	-	2	-
Amortization of deferred acquisition costs	—	2	NM	3	NM
Interest and debt expense	—	6	NM	—	-
General and administrative expense	6	7	14%	4	(50)%
Adjusted operating expenses	69	80	14%	71	3%
Pretax adjusted operating earnings (loss)	$(4)	$(6)	33%	$(5)	20%

NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Eliminations (1) Adjusted Operating Results
(in millions, unaudited)	2 Qtr 2022	2 Qtr 2021	% Over/ (Under)	1 Qtr 2022	% Over/ (Under)

Revenues
Management and financial advice fees	$(36)	$(38)	5%	$(35)	(3)%
Distribution fees	(290)	(350)	17%	(306)	5%
Net investment income	(3)	(5)	40%	(3)	-
Premiums, policy and contract charges	(8)	(7)	(14)%	(8)	-
Other revenues	—	—	-	—	-
Total revenues	(337)	(400)	16%	(352)	4%
Banking and deposit interest expense	—	(1)	NM	—	-
Adjusted operating total net revenues	(337)	(399)	16%	(352)	4%

Expenses
Distribution expenses	(313)	(375)	(17)%	(330)	(5)%
Interest credited to fixed accounts	—	—	-	—	-
Benefits, claims, losses and settlement expenses	(5)	(5)	-	(4)	25%
Amortization of deferred acquisition costs	—	—	-	—	-
Interest and debt expense	(3)	(3)	-	(2)	50%
General and administrative expense	(16)	(16)	-	(16)	-
Adjusted operating expenses	(337)	(399)	(16)%	(352)	(4)%
Pretax adjusted operating earnings (loss)	$—	$—	-	$—	-

(1) The majority of the amounts represent the impact of inter-segment transfer pricing for both revenues and expenses.
NM Not Meaningful - variance equal to or greater than 100%

Ameriprise Financial, Inc.
Capital Information
(in millions, unaudited)	June 30, 2022	June 30, 2021	March 31, 2022

Long-term Debt Summary
Senior notes	$2,800	$2,800	$2,300
Finance lease liabilities	35	44	37
Other (1)	(11)	(11)	(7)
Total Ameriprise Financial long-term debt	2,824	2,833	2,330
Non-recourse debt of consolidated investment entities	2,078	2,558	2,157
Total long-term debt	$4,902	$5,391	$4,487

Total Ameriprise Financial long-term debt	$2,824	$2,833	$2,330
Finance lease liabilities	(35)	(44)	(37)
Other (1)	11	11	7
Total Ameriprise Financial long-term debt excluding finance lease liabilities and other	$2,800	$2,800	$2,300

Total equity (2)	$4,304	$5,686	$5,010
Equity of consolidated investment entities	(6)	(6)	1
Total equity excluding CIEs	$4,298	$5,680	$5,011

Total Ameriprise Financial capital	$7,128	$8,519	$7,340
Total Ameriprise Financial capital excluding finance lease liabilities, other and equity of CIEs	$7,098	$8,480	$7,311

Debt to capital
Total Ameriprise Financial long-term debt to total Ameriprise Financial capital	39.6%	33.3%	31.7%
Total Ameriprise Financial long-term debt to total Ameriprise Financial capital excluding finance lease liabilities, other and equity of CIEs (2)	39.4%	33.0%	31.5%

(1) Includes adjustments for net unamortized discounts, debt issuance costs and other lease obligations.
(2) Includes accumulated other comprehensive income, net of tax.

Ameriprise Financial, Inc.
Consolidated Balance Sheets
(in millions, unaudited)	June 30, 2022	December 31, 2021

Assets
Cash and cash equivalents	$7,489	$7,127
Cash of consolidated investment entities	72	121
Investments	38,017	35,810
Investments of consolidated investment entities	2,073	2,184
Separate account assets	77,758	97,491
Receivables	16,366	16,205
Receivables of consolidated investment entities	19	17
Deferred acquisition costs	2,969	2,782
Restricted and segregated cash and investments	2,494	2,795
Other assets	11,238	11,444
Other assets of consolidated investment entities	2	3
Total Assets	$158,497	$175,979

Liabilities
Policyholder account balances, future policy benefits and claims	$35,176	$35,750
Separate account liabilities	77,758	97,491
Customer deposits	24,344	20,227
Short-term borrowings	200	200
Long-term debt	2,824	2,832
Debt of consolidated investment entities	2,078	2,164
Accounts payable and accrued expenses	2,206	2,527
Other liabilities	9,545	8,966
Other liabilities of consolidated investment entities	62	137
Total Liabilities	154,193	170,294

Equity
Ameriprise Financial
Common shares ($.01 par)	3	3
Additional paid-in capital	9,380	9,220
Retained earnings	18,767	17,525
Treasury stock	(22,051)	(21,066)
Accumulated other comprehensive income, net of tax	(1,795)	3
Total Equity	4,304	5,685
Total Liabilities and Equity	$158,497	$175,979

Ameriprise Financial, Inc.
Reconciliation Table: Earnings
	Quarter Ended June 30,		% Over/ (Under)	Per Diluted Share Quarter Ended June 30,		% Over/ (Under)
(in millions, except per share amounts, unaudited)	2022	2021		2022	2021
Net income	$756	$591	28%	$6.61	$4.88	35%
Less: Net realized investment gains (losses) (1)	(14)	11		(0.12)	0.09
Add: Market impact on non-traditional long-duration products (1)	(305)	87		(2.67)	0.71
Add: Mean reversion-related impacts (1)	161	(42)		1.41	(0.35)
Add: Market impact of hedges on investments (1)	—	17		—	0.14
Add: Integration/restructuring charges (1)	14	7		0.12	0.06
Less: Net income (loss) attributable to consolidated investment entities	(1)	(2)		(0.01)	(0.02)
Add: Tax effect of adjustments (2)	24	(12)		0.21	(0.10)
Adjusted operating earnings	$665	$639	4%	$5.81	$5.27	10%

Weighted average common shares outstanding:
Basic	112.3	118.4
Diluted	114.4	121.2

(1) Pretax adjusted operating adjustment.
(2) Calculated using the statutory tax rate of 21%.

Ameriprise Financial, Inc.
Reconciliation Table: Pretax Adjusted Operating Earnings and Pretax Adjusted Operating Margin
	Quarter Ended June 30,
(in millions, unaudited)	2022	2021
Total net revenues	$3,508	$3,418
Less: Net realized investment gains (losses)	(15)	10
Less: Market impact on non-traditional long-duration products	25	21
Less: Mean Reversion related impacts	(1)	1
Less: Market impact of hedges on investments	—	(17)
Less: Integration/restructuring charges	—	—
Less: CIEs revenue	20	16
Adjusted operating total net revenues	$3,479	$3,387

Total expenses	$2,553	$2,697
Less: CIEs expenses	21	18
Less: Integration/restructuring charges	14	7
Less: Market impact on non-traditional long-duration products	(280)	108
Less: Mean reversion-related impacts	160	(41)
Less: DAC/DSIC offset to net realized investment gains (losses)	(1)	(1)
Adjusted operating expenses	$2,639	$2,606

Pretax income	$955	$721
Pretax adjusted operating earnings	$840	$781

Pretax income margin	27.2%	21.1%
Pretax adjusted operating margin	24.1%	23.1%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate
	Quarter Ended June 30, 2021
(in millions, unaudited)	GAAP	Adjusted Operating
Pretax income	$721	$781
Income tax provision	$130	$142

Effective tax rate	18.1%	18.2%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate
	Quarter Ended June 30, 2022
(in millions, unaudited)	GAAP	Adjusted Operating
Pretax income	$955	$840
Income tax provision	$199	$175

Effective tax rate	20.8%	20.8%

Ameriprise Financial, Inc.
Reconciliation Table: Asset Management G&A Expenses
	Quarter Ended June 30,		% Over/ (under)
(in millions, unaudited)	2022	2021

Total G&A expenses	$403	$340	19%
BMO G&A expenses	85	—
Total G&A expenses excluding BMO	$318	$340	(6)%

Ameriprise Financial, Inc.
Reconciliation Table: Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income “AOCI”
	Twelve Months Ended June 30,
(in millions, unaudited)	2022	2021
Net income	$3,249	$1,065
Less: Adjustments (1)	467	(980)
Adjusted operating earnings	$2,782	$2,045

Total Ameriprise Financial, Inc. shareholders’ equity	$5,278	$5,924
Less: Accumulated other comprehensive income, net of tax	(426)	463
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	5,704	5,461
Less: Equity impacts attributable to the consolidated investment entities	2	1
Adjusted operating equity	$5,702	$5,460

Return on equity excluding AOCI	57.0%	19.5%
Adjusted operating return on equity excluding AOCI (2)	48.8%	37.5%

(1) Adjustments reflect the trailing twelve months' sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs ("DSIC") and deferred acquisition costs ("DAC") amortization, unearned revenue amortization and the reinsurance accrual; the market impact on non-traditional long-duration products, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; mean reversion related impacts; block transfer reinsurance transaction impacts; gain on disposal of business; the market impact of hedges to offset interest rate and currency changes on unrealized gains or losses for certain investments; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations. After-tax is calculated using the statutory tax rate of 21%.

(2) Adjusted operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of DSIC and DAC amortization, unearned revenue amortization and the reinsurance accrual; the market impact on non-traditional long-duration products, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; mean reversion related impacts; block transfer reinsurance transaction impacts; gain on the disposal of business; the market impact of hedges to offset interest rate and currency changes on unrealized gains or losses for certain investments; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders' equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator. After-tax is calculated using the statutory tax rate of 21%.